EMPLOYMENT AGREEMENT


     This Agreement, dated as of May 29, 1995 between Rose's Stores, Inc., a Delaware corporation having its principal place of business at 218 South Garnett Street, Henderson, North Carolina 27536 (the "Company"), and R. Edward Anderson, residing in Raleigh, North Carolina (the "Executive").

     WHEREAS, the Company desires to engage the Executive to perform services for the Company, and the Executive desires to perform such services, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties agree as follows:

     1. Term of Employment. Except for earlier termination as provided in Sections 4 through 9 hereof, the Executive's employment under this Agreement shall be for a three-year term commencing on May 29, 1995 (the "Initial Term"). Subject to Sections 4 through 9 hereof, the Initial Term shall be automatically extended for additional terms of successive one-year periods (the "Additional Term(s)"), unless the Company or the Executive gives written notice to the other party of its intention not to extend this Agreement at least 90 days prior to the expiration of the Initial Term or the current Additional Term, as the case may be. The Initial Term and the Additional Term(s), if any, shall be collectively referred to as the "Employment Term."

     2.   Duties and Services.

          (a) During the Employment Term, the Executive shall serve as Chairman of the Board, President and Chief Executive Officer of the Company, reporting only to the Board of Directors of the Company (the "Board"). The Executive agrees that in such offices he shall perform such duties and functions as are commensurate with his status as Chairman, President and Chief Executive Officer of the Company as may be determined by the Board from time to time. The Executive shall devote substantially all of his working time, attention, skill and efforts to the performance of his duties hereunder; provided, however, that with the prior approval of the Board, which it may grant or deny in its sole discretion, the Executive may serve on the board of directors of other corporations, if such service does not conflict with his duties hereunder or with his fiduciary duties to the Company. In addition, nothing herein shall prevent the Executive from managing his passive personal investments and participating in charitable and civic endeavors as long as such activities do not interfere in more than a de minimis manner with the Executive's performance of his duties hereunder. The services to be performed by the Executive pursuant to the terms of this Agreement shall be rendered principally at the Company's principal offices; provided, however, that the
<page.
Executive shall be available for reasonable business travel as the needs of the business require.

          (b) Upon the request of the Board, the Executive shall also serve as an officer or director of any subsidiary or affiliate of the Company (collectively, the "Control Group") with no additional compensation.

     3.   Compensation, Benefits and Vacation.

          (a) During the Employment Term, the Company shall pay the Executive, in accordance with its normal payroll practices and subject to required withholding, a base salary at the annual rate of not less than $395,000. Such annual salary rate shall be reviewed by the Board or its designee each year and upon such review, the annual salary rate may be increased to such rate as shall be considered appropriate and fixed by the Board. The first such increase, if any, shall become effective on August 22, 1995, and subsequent annual increases, if any, shall be made as of each anniversary of such date during the Employment Term. The annual salary rate and such annual increases shall collectively be referred to as the "Base Salary."

          (b) During the Employment Term, the Executive shall be eligible to participate in such bonus, incentive or equity plans maintained by the Company from time to time for its senior executives in accordance with the terms of such plans at the time of participation. In the event that either (i) the Executive is not eligible to participate in the annual incentive bonus plans established by the Company, or (ii) the Company has not established such plans, the Executive shall be eligible to receive an incentive compensation bonus contingent upon the Company achieving targeted goals which are to be established by the Board from time to time, in its discretion.

          (c) During the Employment Term, the Executive shall be eligible to participate in all pension, health, insurance and fringe benefit plans, as well as perquisites, maintained by the Company from time to time for its officers and directors in accordance with the terms of such plans at the time of participation. However, the Company shall be under no obligation to establish any such plan or otherwise to pay any such additional compensation in lieu of a plan.


          (d) During the Employment Term, the Executive shall be entitled to reimbursement for all reasonable out-of-pocket travel and entertainment expenses incurred in connection with the performance of his duties hereunder, upon submission of appropriate documentation, in accordance with the Company's policies for senior officers as then in effect.

          (e) The Executive shall be entitled to four weeks vacation for each fiscal year during the Employment Term, to be taken at such time as is mutually convenient to the Executive and the Company.

     4.   Death.

          (a) The Company agrees to obtain and maintain life insurance on the life of the Executive, with the Executive's estate named as beneficiary on the policy with a death benefit in an amount equal to two times the Base Salary in effect from time to time (the "Death Benefit"); provided, however, that if the Executive is uninsurable at standard rates, the Company, at its option, may purchase life insurance in a lesser amount and pay the difference between the Death Benefit and such amount to the Executive's estate upon the Executive's death. Executive agrees to cooperate, in all reasonable respects, in assisting the Company to obtain such life insurance, including submitting to physical examinations as required by the insurer.

          (b) Upon the death of the Executive during the Employment Term, the Employment Term shall terminate and the Company shall pay the Executive's estate (or, if properly designated under an applicable plan or arrangement, his beneficiary) any accrued and unpaid amounts of Base Salary and bonus through the date of termination and any unreimbursed travel and entertainment expenses. In addition, all stock options and stock subject to vesting requirements under any of the Company's plans shall become fully vested as of the date of the Executive's death. Upon such payment and vesting, the Company shall have no liability or further obligations to the Executive's estate.

     5. Disability. If the Board reasonably shall determine that the Executive has become physically or mentally incapable of performing his material duties as provided in Section 2 hereof and that such incapacity is likely to last for a period of at least six months from the onset of such incapacity, the Company may, at its election at any time thereafter while the Executive remains incapable of performing his duties, terminate the Employment Term effective immediately by giving the Executive written notice of such termination. In such event, the Company shall have no obligation to the Executive except as follows:

          (a)  a lump sum payment equal to two times the greater of
(i) the average cash bonus payable to the Executive for the previous two years prior to the date of termination and (ii) 50% of the Base Salary in effect on the date of termination;

          (b) a lump sum payment to be made as soon as administratively possible equal to 24 months' Base Salary (in effect on the date of termination);

          (c) continued health insurance coverage under the Company's plans in existence at such time, for a period of 24 months from the date of termination. Any benefits or payments under this subsection shall be in addition to any extended group health coverage to which the Executive is entitled under the provisions of the Consolidated Omnibus Reconciliation Act of 1985;

          (d) a payment equal to the additional amount (without tax adjustments) that the Executive would receive if he were credited with

24 months of additional service credits under the Company's pension plans in existence at such time; and

          (e) all stock options and stock subject to vesting requirements under any of the Company's plans shall become fully vested as of the date of termination.

     6.   Cause.

          (a) If the Board shall determine that there are grounds for terminating the Employment Term and discharging the Executive for "cause" (as hereinafter defined), the Company may, at its election at any time within six months after the Company shall obtain knowledge of the grounds for termination, give the Executive notice of its intention to terminate the Executive for cause, stating the grounds for termination and specifying a reasonable date (the "Meeting Date") on which the Executive shall be given an opportunity to discuss such grounds for termination at a meeting of the Board, if he so desires.

          (b) If the grounds for termination are those specified in clause (ii)(X), (iv) or (v) of paragraph (d) hereof, the Executive shall have a period of ten days from the Meeting Date to cure the neglect, refusal or breach, as the case may be, provided that if similar grounds arise again within one year of such cure, no new notice need be given and the Company, at its option, may immediately terminate the Executive for cause.

          (c) If the grounds for termination are those specified in clauses (i), (ii)(Y) or (iii) of paragraph (d) hereof, it is understood and agreed that no satisfactory cure is available. If, following discussion with the Executive of the grounds for his termination at the Board meeting or, if the Executive does not appear, following the Board meeting, the Company shall continue to be intent on discharging the Executive for cause on the grounds specified in clause (i), (ii)(Y) or (iii) of paragraph (d), the Company shall so notify the Executive, and such termination shall be effective immediately.

          (d) For purposes of this Agreement, the term "cause" shall mean:

               (i) the conviction (or plea of guilty or nolo contendere) of the Executive of any felony, or of any crime involving fraud, dishonesty or misappropriation, or moral turpitude or, if any of the foregoing involves the Company or any member of the Control Group, the commission of any of the foregoing (other than good faith disputes involving expense account items);

               (ii) the Executive's (X) continued willful neglect of his duties and responsibilities under this Agreement or (Y) gross negligence;

               (iii) the Executive's willful misconduct with regard to the Control Group;

               (iv) the Executive's refusal to follow the written direction of the Board with regard to the Executive's responsibilities as set forth herein; and

               (v) material breach of any of the provision of this Agreement by the Executive.

          (e) If the Company shall terminate the Employment Term pursuant to this Section 6, the Company shall have no liability or further obligation hereunder except as provided in Section 9.

     7. Good Reason. In the event that the Company shall (i) reduce the Executive's annual salary below the Base Salary, (ii) materially change or diminish the duties and responsibilities of the Executive as Chairman, President and Chief Executive Officer (except in connection with the termination of the Executive's employment for cause, disability or death), (iii) assign to the Executive duties and responsibilities inconsistent with his positions, (iv) relocate the Company's principal executive offices to a location outside a 100-mile radius of Raleigh, North Carolina, (v) give the Executive written notice of its intention not to extend the Employment Term as provided in Section 1, or (vi) breach a material provision of this Agreement (each of the foregoing, a "Triggering Event"), then the Executive may give notice to the Company of his intention to terminate the Employment Term pursuant to this Section 7, effective 60 days from the date of such notice, unless the Company shall have cured the default within such notice period (or if the breach can be cured but is not capable of being cured within 60 days, is diligently pursuing a cure). If the Employment Term is terminated pursuant to this Section 7, the Company shall have no liability or further obligation hereunder except as provided in Section 8. If the Executive does not notify the Company of his intention to terminate within 90 days from the date on which the Executive had knowledge of a Triggering Event, the Executive shall be deemed to have waived his right to terminate based on such Triggering Event but such waiver shall not prejudice his right to terminate pursuant to this Section 7 based on the occurrence of a subsequent Triggering Event.

     8.   Termination of Employment for Good Reason or Without Cause.


          (a) In the event that (X) the Executive terminates the Employment Term for good reason pursuant to Section 7, (Y) the Company terminates the Employment Term other than pursuant to Sections 4, 5 or 6, or (Z) a plan or proposal for the complete liquidation or dissolution of the Company is duly approved by all requisite corporate authority, in which event the Employment Term shall terminate on the date specified in such plan or proposal, or if not specified, on the date of approval, then the Company shall have no obligation to the Executive except as follows:

               (i) a lump sum payment to be made as soon as administratively possible equal to 24 months' Base Salary (in effect on the date of termination);

               (ii) continued health insurance coverage under the Company's plans in existence at such time, for a period of 24 months from the date of termination. Any benefits or payments under this subsection shall be in addition to any extended group health coverage to which the Executive is entitled under the provisions of the Consolidated Omnibus Reconciliation Act of 1985; and

               (iii) a payment equal to the additional amount (without tax adjustments) that the Executive would receive if he were credited with 24 months of additional service credits under the Company's pension plans in existence at such time; and

               (iv) all stock options and stock subject to vesting requirements under any of the Company's plans held by the Executive which would vest within 60 days from the date of termination shall become fully vested as of the date of termination.

          (b) The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 8 by seeking other employment nor shall any amount to be received by the Executive pursuant to this Section 8 be reduced by any other compensation earned.

     9. Termination of Employment for Cause or Without Good Reason. In the event that (i) the Company terminates the Employment Term for cause pursuant to Section 6, or (ii) the Executive terminates the Employment Term without good reason (as described in Section 7) pursuant to a written notice of resignation to the Board, specifying a termination date that shall be no sooner than 90 days after the submission of such notice, the Executive shall be entitled to receive only his Base Salary through the date of termination, any bonus that was due and payable at the time of termination and any unreimbursed business expenses.

     10.  Change of Control.

          (a) In the event of a Change of Control, as defined below, the Executive may terminate the Employment Term by giving 30-days written notice to the Board at any time during the six-month period following the date on which the Change of Control event occurred.
Such termination shall be effective as of the date of such notice.
In such event, or if the Employment Term is terminated by the Company, without cause pursuant to Section 6, or by the Executive during the seven-month period after a Change of Control event for good reason pursuant to Section 7, the Company shall have no obligation to the Executive except as follows:

               (i) a lump sum payment to be made as soon as administratively possible equal to 36 months' Base Salary (in effect on the date of termination),

               (ii) a lump sum payment equal to three times the greater of (X) the average cash bonus payable to the Executive for the previous two years prior to the date of termination and (Y) 50% of the Base Salary in effect on the date of termination,

               (iii) continued health insurance coverage under the Company's plans in existence at such time, for a period of 36 months from the date of termination. Any benefits or payments under this subsection shall be in addition to any extended group health coverage to which the Executive is entitled under the provisions of the Consolidated Omnibus Reconciliation Act of 1985,

               (iv) a payment equal to the additional amount (without tax adjustments) that the Executive would receive if he were credited with 36 months of additional service credits under the Company's pension plans in existence at such time, and

               (v) all stock options and stock subject to vesting requirements under any of the Company's plans held by the Executive shall become fully vested as of the date of termination.

          (b) For purposes of this Agreement, a "Change of Control" shall be deemed to occur if (i) any "person" (as such term is defined in Sections 3(a)(9) and 13 (d)(3) of the Exchange Act) (a "Person") becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (a "Beneficial Owner") of securities of the Company representing 50.1% or more of the total combined voting power of the Company's then outstanding voting securities, (ii) the Company merges or is consolidated with any Person or substantially all of the Company's assets are sold or disposed of to a Person other than (A) in a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such event to continue to represent (either by remaining outstanding or by conversion into voting securities of the surviving or parent entity) 50.1% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities representing more than 50.1% or more of the total combined voting power of the Company's then outstanding voting securities, or (iii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in (i) and (ii) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by at vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

     11.  Gross-up.

          (a) In the event that the Executive shall become entitled to the payments and/or benefits provided by Section 10 or any other amounts (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Section 280G(b)(2) of the Internal Revenue Code of 1986 (the "Code") or any person affiliated with the Company or such person) as a result of a Change in Control, (collectively the "Company Payments"), and such Company Payments are subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed), the Company shall pay to the Executive at the time specified in paragraph (d) below, an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any federal, state and local income and payroll tax and Excise Tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any federal, state or local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

          (b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax,
(i) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants (the "Accountants") appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by the Accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280(G) of the Code.

          (c) For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay the Company, at the time that the amount of such reduction in Excise

Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal and state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in
Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any federal, state or local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive's claim for refund or credit is denied.

          In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

          (d) The Gross-up Payment or portion thereof provided for in paragraph (c) above shall be paid not later than the 30th day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to paragraph (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the 90th day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          (e) The Company shall be responsible for all charges of the Accountant and tax counsel, if any.

     12.  Confidentiality and Non-Competition.

          (a) The Executive acknowledges that as a result of his employment by the Company, the Executive will obtain secret and confidential information as to the Company and the Control Group, that the Company will suffer substantial damage, which would be difficult to ascertain, if the Executive shall enter into Competition, as defined below, with the Company or any member of the Control Group and that because of the nature of the information that will be known to the Executive it is necessary for the Company to be protected by the prohibition against Competition set forth herein, as well as the Confidentiality restrictions set forth herein. The Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and the Control Group and that part of the compensation paid under this Agree-ment and the agreement to pay severance in certain instances is in consideration for the agreements in this Section 12.

          (b) Competition shall mean: (i) participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (in any country where the Company or any member of the Control Group does business) in a business having retail locations in the states of Delaware, Georgia, Kentucky, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Virginia or West Virginia in competition with any business conducted by the Company (or any member of the Control Group), with regard to which the Executive worked or otherwise had responsibilities or had access to material confidential information while employed by the Company; provided, however, that such participation shall not include (X) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company; or (Y) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business in the aforesaid competition; or

               (ii) recruiting, soliciting or inducing, any nonclerical employee or employees of the Company or any member of the Control Group to terminate their employment with, or otherwise cease their relationship with, the Company or the Control Group or hiring or assisting another person or entity to hire any nonclerical employee of the Company or the Control Group or any person who had been a nonclerical employee of the Company or the Control Group within six months before the date of solicitation. Notwithstanding the foregoing, if requested by an entity with which the Executive is not affiliated, the Executive may serve as a reference for any person who at the time of the request is not an employee of the Company or the Control Group.

          (c) If any restriction with regard to Competition is found by a court of competent jurisdiction, or an arbitrator, to be unenforceable due to the length of time of the covenant, the range of activities covered or the size of the geographic area, such restriction shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          (d) During and after the Employment Term, the Executive shall hold in a fiduciary capacity for the benefit of the Company and the Control Group all secret, proprietary or confidential information, knowledge or data relating to the Company and the Control Group, and their respective businesses, including any confidential information as to customers of the Company or the Control Group, (i) obtained by the Executive during his employment by the Company and the Control Group and (ii) not otherwise public knowledge or known within the Company's industry. The Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event the Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it, he shall promptly notify the Company of any such order and he shall cooperate fully with the Company in protecting such information to the extent possible under applicable law.

          (e) Upon termination of his employment with the Company and the Control Group, or at any time as the Company may request, the Executive will promptly deliver to the Company all documents (whether prepared by the Company, a member of the Control Group, the Executive or a third party) relating to the Company or the Control Group or any of their businesses or property which he may possess or have under his direction or control.

          (f) During the Employment Term and, except in connection with a termination by the Executive pursuant to Sections 7 or 10, or by the Company without cause as defined in Section 6, for one year thereafter, Executive will not enter into Competition with the Company or the Control Group.

          (g)  In the event of a breach or potential breach this
Section 12, the Executive acknowledges that the Company and the Control Group will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and the Control Group shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 12 enforced.

     13. Executive's Representation. The Executive represents and warrants to the Company that there is no legal impediment to the performance by him of his obligations under this Agreement and that entering into this Agreement and performing his contemplated services hereunder will not violate any agreement to which he is a party or any other legal restriction.

     14. Independent Review. The Executive acknowledges that he has been advised by the Company to have the Agreement reviewed by independent counsel and has been given the opportunity to do so.

     15. Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telecopy, or overnight courier against receipt to the party to whom it is to be given at the address set forth in the introductory paragraph of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 15). Any notice or other communication given by hand, telecopy or overnight courier shall be deemed given at the time of receipt thereof.

     16.  Arbitration.   Any dispute or controversy arising under or
in connection with this Agreement shall be settled exclusively by arbitration conducted in New York under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to: (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute, (ii) require the testimony to be transcribed,
(iii) require the award to be accompanied by finding of fact and the statement for reasons for the decision, and (iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules. The determination of the arbitrators, which shall be based upon a de novo interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrators' award in any court having jurisdiction. The Company and the Executive shall each pay 50% of the costs of the American Arbitration Association and the arbitrator.

     17.  Assignment; Successors.

          (a) The Executive's rights and benefits under this Agreement are personal to him and such rights and benefits shall not be subject to voluntary or involuntary assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the Executive's spouse, beneficiary or estate upon his death.

          (b) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or any member of the Control Group that employs the Executive to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if such succession had not taken place, or in the event the Company remains in existence after such purchase, merger consolidation or otherwise, the Company may continue to employ the Executive under the terms hereof. Upon such assignment and assumption, the Company shall be released of any further obligation or liability hereunder.

     18. Governing Law. This Agreement shall be governed by and enforce in accordance with the law of the State of North Carolina, without regard to its conflict of law provisions.

     19.  Miscellaneous.

          (a) This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior agreements and understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions or provisions of this Agreement may be changed, waived, modified or discharged unless such change, waiver, modification or discharge is agreed to in writing by the paries hereto. All references to any law shall be deemed also to refer to any successor provisions to such laws.

          (b) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          (c) If any provisions of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, shall not affect the remaining provisions hereof which shall remain in full force and effect.

          (d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date opposite each party's signature.



Date: _________, 1995              ROSE'S STORES, INC.


                                   By:__________________________
                                      Name:
                                      Title:


Date: _________, 1995              R. EDWARD ANDERSON


                                   _____________________________